UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2006

Ortec International, Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	0-27368	11-3068704
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3960 Broadway New York, NY	10032
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 740-6999

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

In August 2001 we entered into an agreement with Paul Royalty Fund L.P. ("PRF") under which we sold an interest in our future revenues for $10,000,000. On December 13, 2004, we entered into a forbearance agreement with PRF pursuant to which PRF agreed to waive, until July 1, 2006, certain of the covenants for which we were in default under this agreement. As a result of the waiver of these covenants PRF could not compel us, because of such defaults, to repurchase PRF's interest in our revenues for the $10,000,000 PRF paid plus interest on its $10,000,000 purchase price at a 30% annual rate of return. Due to such defaults, as of September 30, 2006, the Company has recorded cumulative accrued non-cash interest charges of $25,978,000 causing our obligation under the revenue interest assignment to PRF to total $35,978,000, instead of the original $10,000,000 the Company received from PRF.

The original forbearance agreement expired on July 1, 2006, thereby reinstating PRF’s right to compel us to repurchase their interest in our revenues, although they have not exercised that right. On October 19, 2006, in order to facilitate our ability to raise capital, PRF agreed to extend the period during which PRF waived those defaults by us until January 1, 2007. Therefore, until January 1, 2007 PRF cannot exercise its option to compel us to repurchase for approximately $36,000,000 as of September 30, 2006, PRF’s interest in our revenues because of our existing defaults under our agreement with PRF.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ortec International, Inc. (Registrant)

Date: October 20, 2006	By:	/s/ Alan W. Schoenbart
Chief Financial Officer

EXHIBIT INDEX

EX-10.1	Forbearance Agreement Amendment